
EXHIBIT 12           OMNICARE, INC. AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)



                                              FOR THE YEARS ENDED DECEMBER 31,
                                               1994          1993       1992
                                             -------       -------     -------

INCOME FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES                         $22,461       $17,114     $ 9,045
ADD:
 INTEREST ON INDEBTEDNESS                      5,537         2,297       2,520
 AMORTIZATION OF DEBT EXPENSE                    310            77           -
 INTEREST PORTION OF RENT EXPENSE                967           820       1,237
                                             -------       -------     -------
        INCOME AS ADJUSTED                   $29,275       $20,308     $12,802
                                             =======       =======     =======
FIXED CHARGES
 INTEREST ON INDEBTEDNESS:
   CONTINUING OPERATIONS                     $ 5,537       $ 2,297     $ 2,367
   DISCONTINUED OPERATIONS                         -             -         153
                                             -------       -------     -------

                                               5,537         2,297       2,520

 AMORTIZATION OF DEBT EXPENSE                    310            77           -
 CAPITALIZED INTEREST                             49             -           -
 INTEREST PORTION OF RENT EXPENSE                967           820       1,237
                                             -------       -------     -------
        FIXED CHARGES                        $ 6,863       $ 3,194     $ 3,757
                                             =======       =======     =======

RATIO OF EARNINGS TO FIXED CHARGES (1)          4.27X         6.36X       3.41X
                                             =======       =======     =======

(1) THE RATIO OF EARNINGS TO FIXED CHARGES HAS BEEN COMPUTED BY DIVIDING INCOME AS ADJUSTED BY FIXED CHARGES. FIXED CHARGES CONSIST OF INTEREST ON INDEBTEDNESS, AMORTIZATION OF DEBT EXPENSE, CAPITALIZED INTEREST AND ONE-THIRD (THE PROPORTION DEEMED REPRESENTATIVE OF THE INTEREST PORTION) OF RENT EXPENSE.






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                                   SIGNATURE


             PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                        OMNICARE, INC.
                                    -----------------------
                                        (REGISTRANT)




DATE        AUGUST 23, 1995                   BY  \s\Thomas R. Marsh
    -----------------------                       ---------------------------
                                                  THOMAS R. MARSH
                                                  VICE PRESIDENT, CONTROLLER AND
                                                  ACTING TREASURER- PRINCIPAL
                                                  FINANCIAL AND ACCOUNTING
                                                  OFFICER





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